Exhibit 10.24

KOSMOS ENERGY LTD.

LONG TERM INCENTIVE PLAN

Restricted Stock Award Agreement

[Exchange]

You have been granted Restricted Stock (this “Award”) on the following terms and subject to the provisions of Attachment A and the Kosmos Energy Ltd. Long Term Incentive Plan (the “Plan”).  Unless defined in this Award agreement (including Attachment A, this “Agreement”), capitalized terms will have the meanings assigned to them in the Plan.  In the event of a conflict among the provisions of the Plan, this Agreement and any descriptive materials provided to you, the provisions of the Plan will prevail.

Participant	[Full name]

Number of Shares Underlying Award	[•] Shares (to the extent not vested as of any applicable date, the “Restricted Shares”)

Grant Date	[Closing date of IPO]

Vesting

Subject to Section 3 of Attachment A, [insert remaining vesting schedule of the unvested profit units to which this award relates] if the Participant does not experience a Termination of Service at any time prior to the applicable vesting date.  Further, subject to Section 3 of Attachment A, if a Change in Control occurs and the Participant does not experience a Termination of Service from the Grant Date to the first anniversary of the date of such Change in Control, then the Restricted Shares that have not vested pursuant to the preceding sentence shall fully vest on such first anniversary.

Attachment A

Restricted Stock Award Agreement

Terms and Conditions

Grant to:  [Full name]

Section 1.  Grant of Restricted Stock Award.  Subject to the terms and conditions of the Plan and this Agreement, the Company hereby grants this Award to the Participant on the Grant Date on the terms set forth on the cover page of this Agreement, as more fully described in this Attachment A.  This Award is granted under the Plan, which is incorporated herein by this reference and made a part of this Agreement.

Section 2.  Issuance of Shares.

(a)           The Restricted Shares shall be evidenced by entry into the register of members of the Company; provided, however, that the Committee may determine that the Restricted Shares shall be evidenced in such other manner as it deems appropriate, including the issuance of a share certificate or certificates.  In the event that any share certificate is issued in respect of the Restricted Shares, such certificate shall (i) be registered in the name of the Participant, (ii) bear an appropriate legend referring to the terms, conditions and restrictions applicable to the Restricted Shares and (iii) be held in custody by the Company.

(b)           Voting Rights.  The Participant shall have voting rights with respect to the Restricted Shares.

(c)           Dividends.  All cash and other dividends and distributions, if any, that are paid with respect to the Restricted Shares shall be paid currently to the Participant.

(d)           Transferability.  Unless and until the Restricted Shares become vested in accordance with this Agreement, the Restricted Shares shall not be assigned, sold, transferred or otherwise be subject to alienation by the Participant.

(e)           Section 83(b) Election.  If the Participant chooses, the Participant may make an election under Section 83(b) of the Code with respect to the  Restricted Shares, which would cause the Participant currently to recognize income for U.S. federal income tax purposes in an amount equal to the excess (if any) of the Fair Market Value of the Restricted Shares (determined as of the Grant Date) over the amount, if any, that the Participant paid for the Restricted Shares, which excess will be subject to U.S. federal income tax.  The form for making a Section 83(b) election is attached as Attachment B.  The Participant acknowledges that (i) the Participant is solely responsible for the decision whether or not to make a Section 83(b) election, and the Company is not making any recommendation with respect thereto, (ii) it is the Participant’s sole responsibility to timely file the Section 83(b) election within 30 days after the Grant Date, if the Participant decides to make such election, and (iii) if the Participant does not make a valid and timely Section 83(b) election, the Participant will be required to recognize ordinary income at the time of vesting on any future appreciation on the Restricted Shares.

(f)            Withholding Requirements.  The Company may withhold any tax (or other governmental obligation) that becomes due with respect to the Restricted Shares (or any dividend or distribution thereon), and the Participant shall make arrangements satisfactory to the Company to enable the Company to satisfy all such withholding requirements.  Notwithstanding the foregoing, the Committee, in its sole discretion, may permit the Participant to satisfy any such withholding requirement by transferring to the Company pursuant to such procedures as the Committee may require, effective as of the date on which such requirement arises, a number of vested Shares owned and designated by the Participant having an aggregate Fair Market Value as of such date that is equal to the minimum amount required to be withheld.  If the Committee permits the Participant to satisfy any such withholding requirement pursuant to the preceding sentence, the Company shall remit to the Internal Revenue Service and appropriate state and local revenue agencies, for the credit of the Participant, an amount of cash withholding equal to the Fair Market Value of the Shares transferred to the Company as provided above.

(g)           No Further Rights or Entitlement with Respect to Profit Units.  The Participant acknowledges and agrees that the Restricted Shares were issued in exchange for the [                ] Profit Units granted to Participant on                          , 20    , by Kosmos Energy Holdings, and that the Participant shall have no further rights or entitlements of any kind with respect to such Profit Units.

Section 3.  Accelerated Vesting and Forfeiture upon Termination of Service.

(a)           [For executives at the level of SVP or above on the Grant Date:] Death, Disability, without Cause or for Good Reason.  In the event of the Participant’s Termination of Service at any time due to the Participant’s death or Disability, by the Company or any Affiliate without Cause or by the Participant for Good Reason, the Restricted Shares shall fully vest.

(a)           [For other employees:] Death or Disability; without Cause or for Good Reason within One Year After a Change in Control.  In the event of the Participant’s Termination of Service (x) at any time due to the Participant’s death or Disability or (y) on the date upon which a Change in Control occurs or within one year thereafter by the Company or any Affiliate without Cause or by the Participant for Good Reason, then, in any such case, the Restricted Shares shall fully vest.

(b)           For Any Other Reason.  In the event of the Participant’s Termination of Service at any time under circumstances not described in Section 3(a), the Restricted Shares shall be forfeited in their entirety without any payment to the Participant or, in the Committee’s sole discretion, if required pursuant to applicable law to effect such forfeiture, the Company may repurchase the Restricted Shares at their par value.

(c)           Effect of Vesting.  Subject to the provisions of this Agreement, upon the vesting of any of the Restricted Shares, the restrictions under this Award with respect to such Shares shall lapse.  Subject to any applicable Lock Up Agreement, such Shares shall be fully assignable, saleable and transferable by the Participant, and the Company shall deliver such Shares to the Participant by transfer to the Depository Trust Company for the benefit of the Participant or by delivery of a share certificate registered in the Participant’s name and such transfer shall be evidenced in the register of members of the Company.

Section 4.  Miscellaneous Provisions.

(a)           Notices.  All notices, requests and other communications under this Agreement shall be in writing and shall be delivered in person (by courier or otherwise), mailed by certified or registered mail, return receipt requested, or sent by facsimile transmission, as follows:

if to the Company, to:

Kosmos Energy Ltd.

c/o Kosmos Energy, LLC

8176 Park Lane, Suite 500

Dallas, Texas 75231

Attention: [•]

Facsimile: [•]

if to the Participant, to the address that the Participant most recently provided to the Company,

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed received on the next succeeding business day in the place of receipt.

(b)           Entire Agreement.  This Agreement, the Plan and any other agreements, schedules, exhibits and other documents referred to herein or therein constitute the entire agreement and understanding between the parties in respect of the subject matter hereof and supersede all prior and contemporaneous arrangements, agreements and understandings, both oral and written, whether in term sheets, presentations or otherwise, between the parties with respect to the subject matter hereof.

(c)           Amendment; Waiver.  No amendment or modification of any provision of this Agreement shall be effective unless signed in writing by or on behalf of the Company and the Participant, except that the Company may amend or modify this Agreement without the Participant’s consent in accordance with the provisions of the Plan or as otherwise set forth in this Agreement.  No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.  Any amendment or modification of or to any provision of this Agreement, or any waiver of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given.

(d)           Assignment.  Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Participant.

(e)           Successors and Assigns; No Third Party Beneficiaries.  This Agreement shall inure to the benefit of and be binding upon the Company and the Participant and their respective heirs, successors, legal representatives and permitted assigns.  Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Company and the Participant, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(f)            Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(g)           Participant Undertaking.  The Participant agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable to carry out or give effect to any of the obligations or restrictions imposed on either the Participant or the Restricted Shares pursuant to the provisions of this Agreement.

(h)           Plan.  The Participant acknowledges and understands that material definitions and provisions concerning the Restricted Shares and the Participant’s rights and obligations with respect thereto are set forth in the Plan.  The Participant has read carefully, and understands, the provisions of the Plan.

(i)            Dispute Resolution.  If any dispute arising out of or relating to this Agreement or the Plan, or the breach thereof, cannot be settled through negotiation, the parties agree first to try in good faith to settle such dispute by mediation administered by the American Arbitration Association under its

Commercial Mediation Rules.  If the parties fail to settle such dispute within 30 days after the commencement of such mediation, such dispute shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the arbitral award rendered may be entered in any court having jurisdiction thereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

KOSMOS ENERGY LTD.

By:
Name:
Title:

[Name of Participant]

Attachment B

SECTION 83(b) ELECTION

This statement is being made under Section 83(b) of the Internal Revenue Code, pursuant to Treas. Reg. Section 1.83-2.

(1)	The taxpayer performing the services is:

Name:
Address:
Social Security Number:

(2)	The property with respect to which the election is being made is common shares (the “Restricted Shares”), par value $.01 per share, of Kosmos Energy Ltd. (the “Company”).

(3)	The Restricted Shares were transferred on .

(4)	The taxable year in which the election is being made is the calendar year .

(5)

The Restricted Shares are not transferable and are subject to a substantial risk of forfeiture within the meaning of Section 83(c)(1) of the Internal Revenue Code until and unless specified conditions are satisfied or a specified event occurs, in each case as set forth in the Company’s Long Term Incentive Plan and the Restricted Stock Award Agreement pursuant to which the Restricted Shares were issued.

(6)	The fair market value of the Restricted Shares at the time of transfer (determined without regard to any restriction other than a restriction which by its terms will never lapse) is $ per share.

(7)	The amount paid by the taxpayer for the Restricted Shares is $ per share.

(8)	A copy of this statement has been furnished to the Company, for whom the taxpayer will be performing services underlying the transfer of the Restricted Shares.

(9)	This statement is executed on .

Spouse (if any)	Taxpayer

This statement must be filed with the Internal Revenue Service Center with which you filed your last U.S. federal income tax return within 30 days after the grant date of the Restricted Shares.  This filing should be made by registered or certified mail, return receipt requested.  You are also required to (i) deliver a copy of this statement to the Company and (ii) attach a copy of this statement to your federal income tax return for the taxable year that includes the grant date (and may also be required to attach a copy of this statement to your state income tax return for such year).  You should also retain a copy of this statement for your records.